Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces First Quarter 2017 Results

•	Revenue of $244.8 million up 34% sequentially

•	Net income of $0.03 per basic share before adjustments

•	Tons sold in Oil and Gas segment up 22% sequentially

•	67% of Oil and Gas tons sold in basin

•	Cash and cash equivalents at March 31, 2017 of $660.9 million

Frederick, Md., April 24, 2017 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $2.5 million or $0.03 per basic and diluted share for the first quarter ended March 31, 2017 compared with a net loss of $11.0 million or $(0.20) per basic and diluted share for the first quarter of 2016. The first quarter results were negatively impacted by $1.5 million in business development related expenses and $6.3 million in costs related to the restructuring of a vendor contract. Excluding these expenses, net of the $2.9 million tax effect, EPS was $0.09 per basic share for the quarter.

“I’m very pleased with the strong performances we saw from both of our operating segments during the quarter,” said Bryan Shinn, president and chief executive officer. “Continued industry recovery and powerful secular trends are driving record demand for our products and services in Oil and Gas while our Industrial and Specialty Products segment continues to make great progress in growing its bottom line through a combination of strategic price increases and the roll out of more higher margin products.”

First Quarter 2017 Highlights

Total Company

•	Revenue totaled $244.8 million compared with $122.5 million for the same period last year, an increase of 100% on a year-over-year basis and an increase of 34% sequentially from the fourth quarter of 2016.

•	Overall tons sold totaled 3.4 million, up 49% compared with 2.3 million tons sold in the first quarter of 2016 and an increase of 18% sequentially from the fourth quarter of 2016.

•	Contribution margin for the quarter was $59.1 million, up 233% compared with $17.7 million in the same period of the prior year and up 57% sequentially from the fourth quarter of 2016.

•	Adjusted EBITDA was $42.7 million compared with Adjusted EBITDA of $5.3 million for the same period last year, an increase of 713% on a year-over-year basis and an increase of 107% sequentially from the fourth quarter of 2016.

Oil and Gas

•	Revenue for the quarter totaled $193.0 million compared with $73.9 million in the same period in 2016, an increase of 161% on a year-over-year basis and an increase of 41% sequentially from the fourth quarter of 2016.

•	Tons sold totaled 2.5 million, an increase of 79% compared with the 1.4 million tons sold in the first quarter of 2016 and an increase of 22% sequentially compared with the tons sold in the fourth quarter of 2016.

•	67% of tons were sold in basin compared with 75% sold in basin in the fourth quarter of 2016.

•	Segment contribution margin was $38.8 million versus $0.9 million in the first quarter of 2016, an increase of 4,464% on a year-over-year basis and an increase of 110% sequentially compared with the fourth quarter of 2016.

Industrial and Specialty Products

•	Revenue for the quarter totaled $51.8 million compared with $48.6 million for the same period in 2016, an increase of 7% on a year-over-year basis and an increase of 14% on a sequential basis from the fourth quarter of 2016.

•	Tons sold totaled 0.9 million, relatively flat on a year-over-year basis and an increase of 9% on a sequential basis compared with the fourth quarter of 2016.

•	Segment contribution margin was $20.2 million compared with $16.9 million in the first quarter of 2016, an increase of 20% on a year-over-year basis and up 6% sequentially compared with the fourth quarter of 2016.

Capital Update

As of March 31, 2017, the Company had $660.9 million in cash and cash equivalents and $46.0 million available under its credit facilities. Total debt at March 31, 2017 was $512.5 million. Capital expenditures in the first quarter totaled $23.6 million and were associated largely with engineering, procurement and construction of the Company’s growth projects and maintenance and cost improvement capital projects.

Outlook and Guidance

The Company anticipates that its capital expenditures for 2017 will be in the range of $125 million to $150 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, April 25, 2017 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853. The conference ID number for the replay is 13658614. The replay of the call will be available through May 25, 2017.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 117-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, and Houston, Texas.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Total sales	$244,797	$182,373	$122,510
Total cost of sales (excluding depreciation, depletion and amortization)	187,475	148,411	106,751
Operating expenses:
Selling, general and administrative	22,341	19,167	15,503
Depreciation, depletion and amortization	21,599	21,194	14,556

Total operating expenses	43,940	40,361	30,059

Operating income (loss)	13,382	(6,399)	(14,300)
Other income (expense):
Interest expense	(7,646)	(7,998)	(6,643)
Other income (expense), net, including interest income	(4,928)	867	1,790

Total other exepnse	(12,574)	(7,131)	(4,853)

Income (loss) before income taxes	808	(13,530)	(19,153)
Income tax benefit	1,714	6,588	8,150

Net income (loss)	$2,522	$(6,942)	$(11,003)

Earnings (loss) per share:
Basic	$0.03	($0.09)	($0.20)
Diluted	$0.03	($0.09)	($0.20)
Weighted average shares outstanding:
Basic	80,983	75,539	54,470
Diluted	82,244	75,539	54,470
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$660,903	$711,225
Accounts receivable, net	139,970	89,006
Inventories, net	69,458	78,709
Prepaid expenses and other current assets	12,401	12,323
Income tax deposits	1,397	1,682

Total current assets	884,129	892,945

Property, plant and mine development, net	806,288	783,313
Goodwill	242,301	240,975
Trade names	32,318	32,318
Intellectual property, net	57,524	57,270
Customer relationships, net	49,882	50,890
Other assets	14,798	15,509

Total assets	$2,087,240	$2,073,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$71,951	$70,778
Dividends payable	5,223	5,221
Accrued liabilities	13,202	13,034
Accrued interest	69	169
Current portion of long-term debt	5,034	4,821
Current portion of capital leases	2,190	2,237
Current portion of deferred revenue	18,926	13,700

Total current liabilities	116,595	109,960

Long-term debt	507,484	508,417
Deferred revenue	66,360	58,090
Obligations under capital lease	425	717
Liability for pension and other post-retirement benefits	56,363	56,746
Deferred income taxes, net	49,643	50,075
Other long-term obligations	16,474	15,925

Total liabilities	813,344	799,930

Stockholders’ Equity:
Preferred stock	—	—
Common stock	812	811
Additional paid-in capital	1,131,253	1,129,051
Retained earnings	160,600	163,173
Treasury stock, at cost	(3,422)	(3,869)
Accumulated other comprehensive loss	(15,347)	(15,876)

Total stockholders’ equity	1,273,896	1,273,290

Total liabilities and stockholders’ equity	$2,087,240	$2,073,220

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
		(in thousands)
Sales:
Oil & Gas Proppants	$192,959	$136,977	$73,865
Industrial & Specialty Products	51,838	45,396	48,645

Total sales	244,797	182,373	122,510
Segment contribution margin:
Oil & Gas Proppants	38,841	18,486	851
Industrial & Specialty Products	20,216	19,021	16,893

Total segment contribution margin	59,057	37,507	17,744
Operating activities excluded from segment cost of sales	(1,735)	(3,545)	(1,985)
Selling, general and administrative	(22,341)	(19,167)	(15,503)
Depreciation, depletion and amortization	(21,599)	(21,194)	(14,556)
Interest expense	(7,646)	(7,998)	(6,643)
Other income (loss), net, including interest income	(4,928)	867	1,790
Income tax benefit	1,714	6,588	8,150

Net income (loss)	$2,522	$(6,942)	$(11,003)

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
		(in thousands)
Net income (loss)	$2,522	$(6,942)	$(11,003)
Total interest expense, net of interest income	6,311	7,048	6,370
Provision for taxes	(1,714)	(6,588)	(8,150)
Total depreciation, depletion and amortization expenses	21,599	21,194	14,556

EBITDA	28,718	14,712	1,773
Non-cash incentive compensation(1)	5,510	3,032	1,906
Post-employment expenses (excluding service costs)(2)	489	260	765
Business development related expenses(3)	1,486	2,571	107
Other adjustments allowable under our existing credit agreements(4)	6,509	96	701

Adjusted EBITDA	$42,712	$20,671	$5,252

(1)	Reflects equity-based compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note L - Pension and Post-retirement Benefits to our Financial Statements in Part 1, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement. The 2017 amount includes a contract restructuring cost of $6.3 million.

Investor Contact:

Michael Lawson

Vice President of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com                                                           #